Exhibit 8.4

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-239-3300 | Fax: 202-654-4829

www.alston.com

July 29, 2022

Duke Realty Corporation

8711 River Crossing Blvd

Indianapolis, IN 46240

Ladies and Gentlemen:

We have acted as special tax counsel for Duke Realty Corporation, an Indiana corporation (the “Company”) in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of June 11, 2022, by and among Prologis, Inc., a Maryland corporation (“Parent”), Prologis, L.P., a Delaware limited partnership (“Parent OP”), Compton Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Prologis Merger Sub”), Compton Merger Sub OP LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP (“Prologis OP Merger Sub”), the Company and Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), including any schedules and exhibits thereto and as amended prior to the date hereof (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) the Company will merge with and into Prologis Merger Sub, and (ii) Prologis OP Merger Sub will merge with and into the Operating Partnership (together, the “Mergers”). This opinion letter will be filed as an exhibit letter to the Registration Statement on Form S-4 (Registration No. 333-266200) filed with the Securities and Exchange Commission in respect of the Mergers containing the proxy statement/prospectus included as part thereof, as amended or supplemented through the date hereof (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Merger Agreement.

In connection with this opinion, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Merger Agreement and the Registration Statement. In addition, we have been provided with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of the Company (the “Certificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. For purposes of our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Certificate, the Merger Agreement, the Registration Statement, or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, we have not reviewed, and of which we may be unaware. We have assumed and relied on the representations that the information presented in the Certificate, the Merger Agreement and the Registration Statement accurately and completely describe all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief. We are not, however, aware of any facts inconsistent with the representations contained in the Certificate or the facts in the above referenced documents. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Certificate may affect our conclusions set forth herein.

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In rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that, commencing with its taxable year ended December 31, 1999, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation of the Company will permit the Company to continue to so qualify for its taxable year that ends at the Company Merger Effective Time.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that a contrary position will not be taken by the Internal Revenue Service.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury Regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Registration Statements and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context. No opinion other than that expressly contained herein may be inferred or implied. This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8.4 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Alston & Bird LLP